This prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus is not an offer to sell these securities and Citigroup and the United States Department of the Treasury are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157459 and 333-157459-01

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2010

PROSPECTUS
           Capital Securities
Citigroup Capital XIII
  % Fixed Rate/Floating Rate Trust Preferred Securities (TruPS®)
$25 Liquidation Amount
Guaranteed to the extent set forth herein by
Citigroup Inc.

The United States Department of the Treasury (“Treasury” or the “Selling Securityholder”) is selling               % Fixed Rate/Floating Rate Trust Preferred Securities (TruPS®) (“capital securities”). Citigroup will not receive any proceeds from the sale of shares of capital securities by the Selling Securityholder.

A brief description of the capital securities can be found under “Summary Information — Q&A” in this prospectus.

Some or all of the capital securities may be redeemed at any time on or after October 30, 2015. In addition, the capital securities may be redeemed, in whole or in part, at any time if certain changes in tax or investment company law or interpretation occur and certain other conditions are satisfied. However, Citigroup will not have the right prior to October 30, 2015 to redeem the capital securities as a result of changes in bank regulatory law or interpretation.

Application will be made to list the capital securities on the New York Stock Exchange. If approved for listing, the capital securities are expected to begin trading on the New York Stock Exchange within 30 days after they are delivered to investors.

The capital securities are rated below investment grade and are subject to risks associated with non-investment grade securities. You are urged to carefully read the “Risk Factors” section beginning on page 5, where specific risks associated with these capital securities are described, along with the other information in this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Per Capital
	Security	Total

Public offering price	$	$
Underwriting commissions to be paid by Citigroup Inc.(1)	$(2)		$(2)
Proceeds to the Selling Securityholder(3)	$	$

(1)	Citigroup has agreed to pay all discounts, underwriting commissions, transfer taxes and transaction fees, if any, applicable to the sale of the capital securities and fees and disbursements of counsel for the Selling Securityholder incurred in connection with the sale.

(2)	Underwriting commission of $ per capital security, or $ for all capital securities, will be paid by Citigroup Inc.; except that for sales to certain institutions, the commissions will be $ per capital security.

(3)	Without deduction of any commissions.

Distributions on the capital securities will accrue from October   , 2010 to the date of delivery.

Citigroup and the Selling Securityholder expect that the capital securities will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream and Euroclear on or about October   , 2010.

Citi
Global Coordinator

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley
UBS Investment Bank		Wells Fargo Securities

TruPS® is a registered service mark of Citigroup Global Markets Inc.

             , 2010

We are responsible for the information contained and incorporated by reference in this prospectus and in any related free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. You should not assume that the information contained in this prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of any date other than the date of the relevant document. Citigroup is not, the Selling Securityholder is not, and the underwriters are not, making an offer to sell the capital securities in any jurisdiction where its offer and sale is not permitted.

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by Citigroup to inform themselves about, and to observe any such restrictions, and Citigroup accepts no liability in relation thereto. See “Underwriting.”

This prospectus is not an offer to sell these capital securities and is not soliciting an offer to buy these capital securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting.”

i

SUMMARY INFORMATION — Q&A

This summary provides a brief overview of the key aspects of Citigroup, Citigroup Capital XIII, and the capital securities. You should carefully read this prospectus to understand fully the terms of the capital securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. You should pay special attention to the “Risk Factors” section beginning on page 8 of this prospectus to determine whether an investment in the capital securities is appropriate for you.

What are the Capital Securities?

Each capital security represents an undivided beneficial interest in the assets of Citigroup Capital XIII. Each capital security has a liquidation amount of $25 and will entitle the holder to receive quarterly cash distributions as described in this prospectus.

Who is Citigroup Capital XIII?

Citigroup Capital XIII (referred to in this prospectus as “Citigroup Capital”) is a Delaware statutory trust. Its principal place of business is c/o Citigroup Inc., 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

All of the common securities of Citigroup Capital will be owned by Citigroup Inc. Citigroup Capital will receive a series of     % fixed rate/floating rate junior subordinated deferrable interest debentures due October 30, 2040 (referred to in this prospectus as the “junior subordinated debt securities”) from Citigroup with the same financial terms as the capital securities.

Who is Citigroup Inc.?

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Regional Consumer Banking, Institutional Clients Group, Citi Holdings, and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia, and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc., and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup.

The mailing address of Citigroup’s principal executive office is 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

When Will You Receive Distributions on the Capital Securities?

Citigroup Capital’s only source of cash to make payments on the capital securities are payments on the junior subordinated debt securities it will own.

If you purchase the capital securities, you are entitled to receive cumulative cash distributions on the liquidation amount of $25 per capital security as follows:

•	from October , 2010 to but excluding October 30, 2015, at the annual rate of % payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year, beginning January 30, 2011; and

•	from and including October 30, 2015 to but excluding October 30, 2040, at an annual rate equal to three-month LIBOR plus % payable quarterly in arrears on January 30, April 30, July 30 and January 30, beginning January 30, 2016.

When Will Payment of Your Distributions be Deferred?

If Citigroup defers interest payments on the junior subordinated debt securities, Citigroup Capital generally will defer distributions on the capital securities. A deferral may be for up to five years without causing an event of default on the junior subordinated debt securities. A deferral of distributions cannot extend, however, beyond October 30, 2040 or earlier redemption of the junior subordinated debt securities.

What are the Consequences of an Extension Period?

During any period in which Citigroup defers interest on the junior subordinated debt securities, which we refer to as an extension period, except as described on page 13, Citigroup will not, and will not permit its subsidiaries to:

•	declare or pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments relating to the foregoing; or

•	make any payment of interest, principal or premium on, or repay, repurchase or redeem, any of its debt securities or guarantees that rank equally with or junior to the junior subordinated debt securities.

When Can Citigroup Capital Redeem the Capital Securities?

Citigroup Capital will redeem capital securities on the dates and to the extent the junior subordinated debt securities are redeemed. Thus, the capital securities may be redeemed, in whole or in part, at the option of Citigroup at any time on or after October 30, 2015 at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest through the date of redemption. See “Risk Factors — You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date — They May Be Redeemed at the Option of Citigroup” on page 9. The capital securities may also be redeemed, in whole or in part, at any time if certain changes in tax or investment company law or interpretations occur and certain other conditions are satisfied at a redemption price equal to 100% of the liquidation amount being redeemed, plus accrued and unpaid distributions through the date of redemption. Under current rules and regulations, Citigroup would need the approval of the Board of Governors of the Federal Reserve System to redeem the capital securities prior to the maturity of the junior subordinated debt securities. See “Risk Factors — You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date — They May Be Redeemed at Any Time if Certain Changes in Tax or Investment Company Law Occur” on page 6 and “Description of the Capital Securities — Special Event Redemption” on page 15. Citigroup will not have the right prior to October 30, 2015 to redeem the capital securities as a result of changes in bank regulatory law or interpretation.

Citigroup Capital must redeem all of the outstanding capital securities on October 30, 2040.

What is Citigroup’s Guarantee of the Capital Securities?

Citigroup’s guarantee of the capital securities consists of:

•	its obligations to make payments on the junior subordinated debt securities;

•	its obligations under the capital securities guarantee; and

•	its obligations under the amended and restated declaration of trust of Citigroup Capital, which sets forth the terms of Citigroup Capital.

Citigroup has irrevocably guaranteed that if funds are available to Citigroup Capital but, for any reason, Citigroup Capital does not make the distribution or redemption payment to the holders of the capital securities, then Citigroup will make the payments directly to the holders of the capital securities. The guarantee does not cover payments when Citigroup Capital does not have sufficient available funds to make payments on the capital securities.

Citigroup’s obligations under the guarantee are subordinated as described on page 35.

What Is the Anticipated U.S. Federal Income Tax Treatment of the Capital Securities?

In connection with the issuance of the capital securities, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Citigroup, will render its opinion that, while there is no authority directly on point and the issue is not free from doubt, the junior subordinated debt securities will be treated for United States federal income tax purposes as indebtedness of Citigroup. This opinion is subject to certain customary conditions. By investing in the capital securities, each beneficial owner of capital securities agrees to treat the junior subordinated debt securities as debt for U.S. federal income tax purposes.

Under that treatment, interest payments on the junior subordinated debt securities will be taxable to U.S. holders as ordinary interest income at the time that such payments are accrued or are received (in accordance with such holders’ method of tax accounting). If a deferral of an interest payment occurs, United States holders will be required to accrue income for U.S. federal income tax purposes in an amount equal to the accumulated interest on the junior subordinated debt securities, in the form of original issue discount, even though cash distributions are deferred and even though such holders may be cash basis taxpayers. See “United States Federal Income Tax Considerations” on page 40.

When Could the Junior Subordinated Debt Securities be Distributed to You?

Citigroup has the right to dissolve Citigroup Capital at any time, subject to any required approval of the Board of Governors of the Federal Reserve or the governmental agency with primary oversight of regulatory capital for Citigroup (the “Capital Regulator”). If Citigroup terminates Citigroup Capital and does not cause the capital securities to be redeemed for cash, Citigroup Capital will redeem the capital securities by distributing the junior subordinated debt securities to holders of the capital securities and the common securities on a ratable basis. If the junior subordinated debt securities are distributed, Citigroup will use its best efforts to list the junior subordinated debt securities on the NYSE or any other exchange on which the capital securities are then listed.

Will the Capital Securities be Listed on a Stock Exchange?

Application will be made to list the capital securities on the NYSE. If approved for listing, Citigroup Capital expects the capital securities will begin trading on the NYSE within 30 days after they are first delivered to investors.

Will Holders of the Capital Securities Have Any Voting Rights?

Generally, the holders of the capital securities will not have any voting rights. See “Description of the Capital Securities — Voting Rights” on page 18.

How Will the Junior Subordinated Debt Securities Rank?

Citigroup’s obligations under the junior subordinated debt securities and the guarantee will rank junior to all of Citigroup’s senior indebtedness (as defined on page 25) and pari passu with Citigroup’s junior subordinated debt securities issued in connection with certain similar offerings of traditional trust preferred securities, trade accounts payable and other liabilities as described in “Description of the Junior Subordinated Debt Securities — Subordination” on page 25. This means that Citigroup cannot make any payments on the junior subordinated debt securities or the guarantee if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, Citigroup’s obligations under the junior subordinated debt securities and the guarantee will be structurally subordinated to all existing and future liabilities of Citigroup’s subsidiaries.

Are There any ERISA Consequences?

An employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, commonly referred to as ERISA, or a plan or account to which Section 4975 of the Internal Revenue Code of

1986, as amended, or the Code, applies or any entity whose underlying assets include the assets of any such plan or account will be permitted to purchase, hold or dispose of the securities only subject to the conditions described in “ERISA Considerations” beginning on page 44. Purchases by governmental and other plans subject to any substantially similar law will also be subject to similar conditions. Please refer to “ERISA Considerations” on page 44 for further information.

In What Form Will the Capital Securities in this Offering be Issued?

The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your capital securities and that your broker will maintain your position in the capital securities. Citigroup and the Selling Securityholder expect that the capital securities will be ready for delivery in book-entry form only through DTC, Clearstream and Euroclear on or about October   , 2010.

RATIO OF INCOME TO FIXED CHARGES AND
RATIO OF INCOME TO COMBINED FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years and the six months ended June 30, 2010.

	Six Months Ended
	June 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of income to fixed charges (excluding interest on deposits)	2.01	NM	NM	1.01	1.81	2.25
Ratio of income to fixed charges (including interest on deposits)	1.68	NM	NM	1.01	1.51	1.79
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.01	NM	NM	1.01	1.80	2.24
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.68	NM	NM	1.01	1.50	1.79

NM = Not meaningful

RISK FACTORS

Your investment in the capital securities will involve several risks. You should carefully consider the following discussion of risks, and the other information in this prospectus, before deciding whether an investment in the capital securities is suitable for you.

Citigroup is Not Required to Pay You Under the Guarantee and the Junior Subordinated Debt Securities Unless it First Makes Other Required Payments.

Citigroup’s obligations under the junior subordinated debt securities and the guarantee will rank junior to all of Citigroup’s senior indebtedness as described on page 25. This means that Citigroup cannot make any payments on the junior subordinated debt securities or the guarantee if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full.

In the event of the bankruptcy, liquidation or dissolution of Citigroup, its assets would be available to pay obligations under the junior subordinated debt securities and the guarantee only after Citigroup made all payments on its senior indebtedness.

In addition, Citigroup’s obligations under the junior subordinated debt securities and the guarantee will be structurally subordinated to all existing and future liabilities of Citigroup’s subsidiaries. This means that in the event of an insolvency, liquidation, bankruptcy or other reorganization of any subsidiary, holders of the junior subordinated debt securities will be creditors of Citigroup only and will have no direct claim against any such subsidiary but may only recover by virtue of Citigroup’s equity interest. As a result, all existing and future liabilities of Citigroup’s subsidiaries, including claims of lessors under capital and operating leases, trade creditors and holders of preferred stock of such subsidiaries have the right to be satisfied in full prior to receipt by Citigroup of any payment as a stockholder of its subsidiaries.

Neither the capital securities, the junior subordinated debt securities nor the guarantee limit the ability of Citigroup and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debt securities and the guarantee. See “Description of Guarantee — Status of the Guarantee” and “Description of the Junior Subordinated Debt Securities — Subordination” on pages 37 and 25, respectively.

Citigroup is Not Required to Pay You Under the Guarantee if Citigroup Capital Does Not Have Cash Available.

The ability of Citigroup Capital to make payments on the capital securities is solely dependent upon Citigroup making the related payments on the junior subordinated debt securities when due.

If Citigroup defaults on its obligations to make payments on the junior subordinated debt securities, Citigroup Capital will not have sufficient funds available to make payments on the capital securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. If this happens, your options are discussed on page 12.

Deferral of Distributions Would Have Adverse Tax Consequences for You and May Adversely Affect the Trading Price of the Capital Securities.

If distributions on the capital securities are deferred, you will be required to recognize interest income for United States federal income tax purposes in respect of your ratable share of the interest on the junior subordinated debt securities held by Citigroup Capital before you receive any cash distributions relating to this interest. In addition, you will not receive this cash if you sold the capital securities before the end of any extension period or before the record date relating to distributions which are paid.

Citigroup has no current intention of deferring interest payments on the junior subordinated debt securities and believes that such deferral is a remote possibility. However, if Citigroup exercises its right in the future, the capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the capital securities during an extension period, you may not receive the same return on investment as someone else who continues to hold the capital securities. In addition, the existence of Citigroup’s right to defer payments of interest on the junior subordinated debt securities may mean that the market price for the capital securities, which represent an undivided beneficial interest in the junior subordinated debt securities, may be more volatile than other securities that are not subject to such a deferral right.

See “United States Federal Income Tax Considerations” on page 40 for more information regarding the tax consequences of purchasing, holding and selling the capital securities.

The Capital Securities Are Rated Below Investment Grade.

The capital securities are not investment-grade rated and may be subject to greater price volatility than higher-rated securities of similar maturity.

You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date — They May Be Redeemed at the Option of Citigroup.

The capital securities may be redeemed, in whole or in part, at Citigroup’s option at any time on or after October 30, 2015 at a redemption price equal to 100% of the liquidation amount to be redeemed, plus accrued and unpaid distributions through the date of redemption. You should assume that this redemption option will be exercised if it is in the interest of Citigroup to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed, Citigroup Capital must redeem the capital securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities to be redeemed. See “Description of the Capital Securities — Redemption of Trust Securities” and “Description of the Junior Subordinated Debt Securities — Optional Redemption” on pages 14 and 27, respectively.

Citigroup may view redemption of the junior subordinated debt securities to be in its interest if certain changes in regulatory capital law or interpretation have effect on or after October 30, 2015. While Citigroup believes the capital securities are exempt from the mandatory disqualification of certain types of Tier 1 capital under Section 171(b)(5)(A) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Basel Committee on Banking Supervision (“Basel”) has proposed, among other proposals, revisions to its definition of Tier 1 capital for banks (the “Basel Proposal”) and has announced the timeframe for phasing in its new Tier 1 capital requirements. Under the Basel Proposal, Citigroup believes the capital securities represent a capital injection in the Company made by the Selling Securityholder in January 2009 and thus, currently expects the capital securities should continue to be included as Tier 1 capital of the Company until January 1, 2018. Ultimately, however, the date on which the capital securities may be excluded from the Company’s Tier 1 capital will be determined by the Capital Regulator implementing the Dodd-Frank Act and the Basel Proposal.

You Should Not Rely on the Distributions From the Capital Securities Through Their Maturity Date — They May Be Redeemed at Any Time if Certain Changes in Tax or Investment Company Law Occur.

If certain changes, which are more fully described below, in tax or investment company law or interpretations occur and are continuing, and certain other conditions that are more fully described below are satisfied, the capital securities could be redeemed by Citigroup Capital within 90 days of the event at a redemption price equal to 100% of the liquidation amount to be redeemed plus any accrued and unpaid distributions. See “Description of the Capital Securities — Special Event Redemption” and “— Distribution of the Junior Subordinated Debt Securities” on pages 15 and 16, respectively.

The Selling Securityholder is a Federal Agency and Your Ability to Bring a Claim Against the Selling Securityholder Under the Federal Securities Laws May Be Limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the Selling Securityholder and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act of 1934, as amended (the “Exchange Act”) by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the Selling Securityholder for a violation of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the capital securities by the Selling Securityholder would likely be barred.

There Can Be No Assurance as to the Market Prices for the Capital Securities or the Junior Subordinated Debt Securities; Therefore, You May Suffer A Loss.

Citigroup Capital, Citigroup and the Selling Securityholder cannot give you any assurance as to the market prices for the capital securities or the junior subordinated debt securities that may be distributed in exchange for capital securities. Accordingly, the capital securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that a holder of capital securities may receive in exchange for capital securities, may trade at a discount to the price that the investor paid to purchase the capital securities. As a result of the right to defer payments on the capital securities, the market price of the capital securities may be more volatile than the market prices of other securities that are not subject to such a deferral right.

There Could Be An Adverse Tax Consequence to You if Citigroup Terminates Citigroup Capital and Distributes Junior Subordinated Debt Securities to Holders.

Citigroup has the right to terminate Citigroup Capital at any time, so long as it obtains any required regulatory approval. If Citigroup decides to exercise its right to terminate Citigroup Capital and does not cause the capital securities to be redeemed for cash, Citigroup Capital will redeem the capital securities and common securities by distributing the junior subordinated debt securities to holders of the capital securities and common securities on a ratable basis.

Under current United States federal income tax law, a distribution of junior subordinated debt securities to you on the dissolution of Citigroup Capital should not be a taxable event to you. However, if Citigroup Capital is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt securities may be a taxable event to you.

Federal Banking Authorities May Restrict the Ability of Citigroup Capital to Make Distributions on or Redeem the Capital Securities.

Federal banking authorities will have the right to supervise Citigroup Capital and its activities because it is a subsidiary of Citigroup. Under certain circumstances, including any determination that Citigroup’s relationship to Citigroup Capital would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders that could restrict the ability of Citigroup Capital to make distributions on or to redeem the capital securities.

There May Be No Trading Market for the Junior Subordinated Debt Securities if Citigroup Capital Distributes Them to You.

Although Citigroup will use its best efforts to list the junior subordinated debt securities on the NYSE, or any other exchange on which the capital securities are then listed, if they are distributed, Citigroup cannot assure you that the junior subordinated debt securities will be approved for listing or that a trading market will exist for those securities.

Because You Have Limited Voting Rights, You Cannot Prevent the Citigroup Capital Trustees From Taking Actions You May Not Agree With.

You will have limited voting rights. In particular, except for the limited exceptions described below, only Citigroup can elect or remove any of Citigroup Capital trustees. See “Description of the Capital Securities — Voting Rights” on page 18.

You Have Limited Remedies for Defaults under the Indenture.

Although various events may constitute defaults under the indenture, a default that is not an “event of default” will not trigger the acceleration of principal and interest on the junior subordinated debt securities. Such acceleration of principal and interest will occur only upon Citigroup’s failure to pay in full all interest accrued upon the conclusion of an extension period of five years or as a result of specified events of bankruptcy, insolvency or reorganization of Citigroup. See “Description of the Junior Subordinated Debt Securities — Indenture Events of Default” on page 30.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, Citigroup and the subsidiary trusts filed a registration statement (No. 333-157459) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information. Citigroup has filed the exhibits discussed in this prospectus with the registration statement, and you should read the exhibits carefully for provisions that may be important to you.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (File No. 1-09924):

•	Annual Report on Form 10-K for the fiscal year ending December 31, 2009, filed on February 26, 2010;

•	Quarterly Report on Form 10-Q for the quarter ending March 31, 2010, filed on May 7, 2010 and the quarter ending June 30, 2010, filed on August 6, 2010; and

•	Current Reports on Form 8-K filed on January 7, 2010, January 19, 2010, February 26, 2010, March 17, 2010, April 9, 2010, April 19, 2010, April 23, 2010, April 26, 2010, May 19, 2010, June 2, 2010, June 15, 2010, June 25, 2010, July 16, 2010, July 29, 2010, August 9, 2010, August 13, 2010, September 17, 2010 and September 24, 2010.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services
540 Crosspoint Parkway
Getzville, NY 14068
(716) 730-8055 (tel.)
(877) 936-2737 (toll free)

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in other information incorporated by reference in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including but not limited to the factors listed and described under “Risk Factors” in Citigroup’s 2009 Annual Report on Form 10-K for the fiscal year ending December 31, 2009 and those factors described under “Forward-Looking Statements” in Citigroup’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2010.

CITIGROUP INC.

Citigroup is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Regional Consumer Banking, Institutional Clients Group, Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia, and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily by earnings from its operating subsidiaries. However, Citigroup may augment, and during the recent financial crisis did augment, its capital through issuances of common stock, convertible preferred stock, preferred stock, equity issued through awards under employee benefits plans, and, in the case of regulatory capital, through the issuance of subordinated debt underlying trust preferred securities. Citigroup’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s ability to pay dividends is currently restricted due to its agreements with the U.S. government, generally for so long as the U.S. government continues to hold Citi’s common stock or trust preferred securities. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

Citigroup’s principal office is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

SELLING SECURITYHOLDER

The United States Department of the Treasury (“Treasury” or the “Selling Securityholder”) acquired the capital securities offered by this prospectus from Citigroup in connection with Citigroup’s participation in the Troubled Asset Relief Program (“TARP”). TARP was established pursuant to the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), which was enacted into law on October 3, 2008 in response to the financial crisis. On January 15, 2009, Citigroup entered into a loss-sharing arrangement with Treasury, the Federal Deposit Insurance Corporation (the “FDIC”) and the Board of Governors of the Federal Reserve System related to a pool of $301 billion of assets. Citigroup issued to Treasury $4.034 billion of its perpetual preferred stock as consideration for the loss-sharing protection provided by Treasury and $3.025 billion of its perpetual preferred stock to the FDIC as consideration for the loss-sharing protection provided by the FDIC. Treasury’s and the FDIC’s perpetual preferred stock was exchanged for capital securities issued by Citigroup Capital XXXIII on July 30, 2009 (the “Capital XXXIII Capital Securities”). On December 23, 2009, as part of an agreement to end the loss-sharing protection (the “Termination Agreement”), Treasury cancelled $1.8 billion of the $4.034 billion Capital XXXIII Capital Securities it held, and the FDIC agreed to transfer an additional $800 million of its remaining Capital XXXIII Capital Securities to Treasury upon the maturity of, and after deducting any losses from, Citigroup debt issued under the FDIC’s Temporary Liquidity Guarantee Program. Pursuant to the terms of the exchange agreement between Treasury and Citigroup, dated June 9, 2009, and as amended on September 29, 2010 (the “Exchange Agreement”), the Selling Securityholder will exercise its right to exchange           of its Capital XXXIII Capital Securities for          % Fixed Rate/Floating Rate Trust Preferred Securities issued by Citigroup Capital XIII (the “capital securities”). The exchange will take place, and the capital securities will be issued to the Selling Securityholder, on September 29, 2010.

The following description of the Selling Securityholder was provided by Treasury and derived from Treasury’s website. Treasury is the executive agency of the U.S. government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The following table provides information regarding the beneficial ownership of the capital securities by the Selling Securityholder, as of the date hereof. The number of capital securities set forth in the table below represents all capital securities owned by the Selling Securityholder.

	Number of Capital	Number of	Number of Capital
	Securities Beneficially	Capital	Securities Beneficially
	Owned Prior to the	Securities Being	Owned After the
Selling Securityholder	Offering	Offered	Offering

United States Department of the Treasury

Citigroup’s operations are regulated by various U.S. governmental authorities, including in certain respects, by Treasury. Additionally, Treasury holds warrants to purchase 465,117,176 shares of Citigroup common stock, par value $0.01 per share (the “Common Stock”), subject to adjustment from time to time, and, as of June 30, 2010, held 5,083,335,835 shares of Common Stock, and the FDIC holds $800 million of Capital XXXIII Capital Securities for Treasury’s benefit, as described above. On April 26, 2010, Treasury entered into an equity distribution agreement under which Treasury may offer and sell shares of Common Stock from time to time. Treasury and Citigroup are also parties to certain agreements, including the

Exchange Agreement and the Termination Agreement. Under Treasury’s agreements with Citigroup, Citigroup has agreed to reimburse certain expenses and indemnify Treasury for certain liabilities in connection with this offering, including any liabilities under the Securities Act.

Governmental Immunity

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering by Treasury to which this prospectus relates, likely would be barred. In addition, Treasury has advised us that Treasury and its members, officers, agents and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the capital securities likely would be barred.

USE OF PROCEEDS

Neither Citigroup nor Citigroup Capital will receive any proceeds from the sale of the capital securities by the Selling Securityholder.

Citigroup expects to incur additional indebtedness in the future. Citigroup or one of its subsidiaries may enter into a swap agreement in connection with the sale of the junior subordinated debt securities and may earn income from that transaction.

DESCRIPTION OF THE CAPITAL SECURITIES

The capital securities will be issued pursuant to the terms of the amended and restated declaration of trust of Citigroup Capital. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The institutional trustee, The Bank of New York Mellon, will act as indenture trustee under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the capital securities include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the capital securities is not intended to be complete and is qualified by the declaration, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act. A form of the declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

General

The declaration authorizes the regular trustees to issue on behalf of Citigroup Capital the common securities and the capital securities. These trust securities represent undivided beneficial interests in the assets of Citigroup Capital. All of the common securities will be owned, directly or indirectly, by Citigroup. The common securities rank equally, and payments will be made on the common securities on a ratable basis, with the capital securities. If a default under the declaration occurs and continues, however, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The declaration does not permit the issuance by Citigroup Capital of any securities other than the trust securities or the incurrence of any indebtedness by Citigroup Capital.

Pursuant to the declaration, the institutional trustee will hold title to the junior subordinated debt securities purchased by Citigroup Capital for the benefit of the holders of the trust securities. The payment of distributions out of money held by Citigroup Capital, and payments upon redemption of the capital securities or liquidation of Citigroup Capital out of money held by Citigroup Capital, are guaranteed by Citigroup to the extent described under “Description of Guarantee.” The guarantee will be held by The Bank of New York Mellon, the guarantee trustee, for the benefit of the holders of the capital securities. The guarantee does not cover payment of distributions when Citigroup Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of capital securities is to:

•	vote to direct the institutional trustee to enforce the institutional trustee’s rights under the junior subordinated debt securities; or

•	if the failure of Citigroup Capital to pay distributions is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities, sue Citigroup, on or after the respective due dates specified in the junior subordinated debt securities, for enforcement of payment to such holder of the principal or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder.

Distributions

The distribution rate and the distribution payment dates and other payment dates for the capital securities correspond to the interest rate and interest payment dates and other payment dates on the junior subordinated debt securities.

Distributions on the capital securities will be cumulative and will be payable until redemption on the stated liquidation amount of $25 per capital security as follows:

•	from October , 2010 to but excluding October 30, 2015, at the annual rate of % payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning January 30, 2011; and

•	from and including October 30, 2015 to but excluding October 30, 2040, at an annual rate equal to three-month LIBOR plus % payable quarterly in arrears on January 30, April 30, July 30 and October 30, beginning January 30, 2016.

The amount of distributions accruing from October     , 2010 to but excluding October 30, 2015 will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions accruing from and including October 30, 2015 to but excluding October 30, 2040 will be computed on the basis of a 360-day year and the actual number of days elapsed.

Distributions not paid when due, or when they would be due if not for any extension period or default by Citigroup on the junior subordinated debt securities, will themselves accumulate additional interest. When this prospectus refers to any payment of distributions, distributions include any such interest payable unless otherwise stated. When, as and if available for payment, distributions will be made by the institutional trustee, except as otherwise described below.

Deferral of Distributions.  Citigroup has the right under the indenture to defer interest payments on the junior subordinated debt securities for one or more consecutive interest payment periods that do not exceed five years during which no interest shall be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity or earlier redemption of the junior subordinated debt securities. An extension period begins on the first interest payment date on which interest has been deferred and terminates on the first day thereafter on which all amounts deferred, including accrued interest thereon, have been repaid in cash. As a consequence of Citigroup’s extension of the interest payment period, distributions on the capital securities would be deferred during any such extended interest payment period. During an extension period, the amount of distributions due to you will continue to accumulate and such deferred distributions will themselves accrue interest. In the event that Citigroup exercises its right to extend an interest payment period, then:

(1)	Citigroup and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Citigroup’s capital stock or make any guarantee payment with respect thereto other than:

•	purchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of common stock of Citigroup pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of Citigroup’s capital stock for any other class or series of Citigroup’s capital stock;

•	the purchase of fractional interests in shares of Citigroup’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchase of Citigroup’s capital stock in connection with the distribution thereof; and

(2)	Citigroup and its subsidiaries shall not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities or guarantees issued by Citigroup that rank equally with or junior to the junior subordinated debt securities, other than pro rata payments of accrued and unpaid interest on the junior subordinated debt securities and any other debt securities or guarantees issued by Citigroup that rank equally with the junior subordinated debt securities, except and to the extent the terms of any such debt securities would prohibit Citigroup from making such pro rata payment.

These restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid.

Prior to the termination of any extension period, Citigroup may further extend such extension period, so long as such extension period, together with all such previous extension periods, do not constitute a continuous period that exceeds five years. An extension period cannot extend beyond the maturity of the junior subordinated debt securities.

Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period, which must comply with the above requirements. Consequently, there could be several extension periods of varying lengths throughout the term of the junior subordinated debt securities. The regular trustees shall give the holders of the capital securities notice of any extension period upon their receipt of notice thereof from Citigroup. If distributions are deferred, the deferred distributions and accrued interest on such distributions will be paid to holders of record of the capital securities as they appear on the books and records of Citigroup Capital on the record date next following the termination of the related extension period. See “Description of the Junior Subordinated Debt Securities — Interest” and “— Option to Extend Interest Payment Period.”

Payment of Distributions.  Distributions on the capital securities will be payable to the extent that Citigroup Capital has funds available for the payment of such distributions. Citigroup Capital’s funds available for distribution to the holders of the capital securities will be limited to payments received from Citigroup on the junior subordinated debt securities. The payment of distributions out of monies held by Citigroup Capital will be guaranteed by Citigroup to the extent set forth under “Description of Guarantee.” See “Description of the Junior Subordinated Debt Securities.”

Distributions on the capital securities will be payable to the holders named on the securities register of Citigroup Capital at the close of business on the relevant record dates. As long as the capital securities remain in book-entry only form, the record date is one business day before the distribution dates. Such distributions will be paid through the institutional trustee who will hold amounts received in respect of the junior subordinated debt securities in the property account for the benefit of the holders of the trust securities. Unless any applicable laws and regulations and the provisions of the declaration state otherwise, each such payment will be made as described under “— Book-Entry Only Issuance.”

In the event that the capital securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the capital securities are listed and, if none, the regular trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the capital securities on or prior to October 30, 2015 is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. Thereafter, in the event that any date on which distributions are to be made on the capital securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day that is a business day and interest will accrue to but excluding the date interest is paid. However, if such business day is in the next succeeding calendar month, such payment shall be made on, and interest will accrue to but excluding, the immediately preceding business day. A “business day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

Redemption of Trust Securities

The capital securities have no stated maturity date but will be redeemed upon the maturity of the junior subordinated debt securities, or earlier on the dates and to the extent the junior subordinated debt securities are redeemed. See “Description of the Junior Subordinated Debt Securities — Optional Redemption.” The junior subordinated debt securities will mature on October 30, 2040, and may be redeemed, in whole or in part, at any time on or after October 30, 2015 at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest through the date of redemption. The junior subordinated debt securities can also be redeemed at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event (each as defined below) at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest through the date of redemption. However, Citigroup will not have the right prior to October 30, 2015 to redeem the capital securities as a result of changes in bank regulatory law or interpretation.

If then required, Citigroup will obtain the concurrence or approval of the Capital Regulator before exercising its redemption rights prior to the maturity date.

Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the junior subordinated debt securities, whether in whole or in part, either at the option of Citigroup or pursuant to a Tax Event or an Investment Company Event, Citigroup Capital will use the cash it receives upon the redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days’ notice. In the event that fewer than all of the outstanding capital securities are to be redeemed, the capital securities will be redeemed on a ratable basis as described under “— Book-Entry Only Issuance.” See “— Special Event Redemption” and “Description of the Junior Subordinated Debt Securities — Optional Redemption.” If a partial redemption of the capital securities resulting from a partial redemption of the junior subordinated debt securities would result in a delisting of the capital securities, Citigroup may only redeem the junior subordinated debt securities in whole.

Special Event Redemption

“Tax Event” means that the regular trustees will have received an opinion of a nationally recognized independent tax counsel experienced in such matters which states that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or

•	amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision, regulatory determination or administrative pronouncement on or after the date of this prospectus, there is more than an insubstantial risk that:

•	Citigroup Capital would be subject to United States federal income tax relating to interest accrued or received on the junior subordinated debt securities;

•	interest payable to Citigroup Capital on the junior subordinated debt securities would not be deductible, in whole or in part, by Citigroup for United States federal income tax purposes; or

•	Citigroup Capital would be subject to more than a minimal amount of other taxes, duties or other governmental charges.

“Investment Company Event” means that the regular trustees will have received an opinion of a nationally recognized independent counsel experienced in such matters which states that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Citigroup Capital is or will be considered an “investment company” which is required to be registered under the Investment Company Act of 1940 (the “1940 Act”).

This prospectus refers to a Tax Event or an Investment Company Event as a “Special Event.” Provided that Citigroup obtains any required regulatory approval, if a Special Event occurs and continues, Citigroup may, upon not less than 30 nor more than 60 days’ notice, redeem the junior subordinated debt securities, in whole or in part, for cash within 90 days following the occurrence of such Special Event. Following such redemption, trust securities with an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed shall be redeemed by Citigroup Capital at the redemption price on a ratable basis. If, however, at the time there is available to Citigroup or Citigroup Capital the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on Citigroup Capital, Citigroup or the holders of the trust securities, then Citigroup or Citigroup Capital will pursue such measure instead of redemption.

Distribution of the Junior Subordinated Debt Securities

Citigroup has the right to dissolve Citigroup Capital at any time, subject to prior approval of the Capital Regulator, if required. If Citigroup terminates Citigroup Capital and does not cause the capital securities to be redeemed for cash, Citigroup Capital will redeem the capital securities, after satisfaction of the liabilities of creditors of Citigroup Capital as provided by applicable law, by distributing the junior subordinated debt securities to holder of the capital securities and the common securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of such securities then outstanding.

If the junior subordinated debt securities are distributed to the holders of the capital securities, Citigroup will use its best efforts to cause the junior subordinated debt securities to be listed on the NYSE or on such other exchange as the capital securities are then listed.

After the date for any distribution of junior subordinated debt securities upon dissolution of Citigroup Capital:

•	the capital securities will no longer be deemed to be outstanding;

•	the securities depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon such distribution; and

•	any certificates representing capital securities not held by the depositary or its nominee will be deemed to represent junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such capital securities until such certificates are presented to Citigroup or its agent for transfer or reissuance.

There can be no assurance as to the market prices for either the capital securities or the junior subordinated debt securities that may be distributed in exchange for the capital securities if a dissolution and liquidation of Citigroup Capital were to occur. This means that the capital securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of Citigroup Capital were to occur, may trade at a discount to the price that the investor paid to purchase the capital securities.

Redemption Procedures

Citigroup Capital may not redeem fewer than all of the outstanding capital securities unless all accrued and unpaid distributions have been paid on all capital securities for all distribution periods terminating on or prior to the date of redemption.

If (1) Citigroup Capital gives an irrevocable notice of redemption of the capital securities, and (2) if Citigroup has paid to the institutional trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, then, by 12:00 noon, New York City time, on the redemption date, the institutional trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price. Citigroup Capital will also give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities.

Once notice of redemption is given and redemption funds are deposited, distributions will cease to accrue and all rights of holders of capital securities called for redemption will cease, except the right of the holders to receive the redemption price but without interest on such redemption price. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

If payment of the redemption price for any capital securities is improperly withheld or refused and not paid either by Citigroup Capital, or by Citigroup pursuant to the guarantee, distributions on such capital securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price. See “— Book-Entry Only Issuance.”

In the event that fewer than all of the outstanding capital securities are to be redeemed, the capital securities will be redeemed in accordance with the depositary’s standard procedures. See “— Book-Entry Only Issuance.”

Citigroup or its subsidiaries may, at any time, and from time to time, purchase outstanding capital securities by tender, in the open market or by private agreement.

Liquidation Distribution upon Dissolution

This prospectus refers to any voluntary or involuntary liquidation, dissolution, winding-up or termination of Citigroup Capital as a “liquidation.” If a liquidation occurs, the holders of the capital securities will be entitled to receive out of the assets of Citigroup Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of 100% of the principal amount to be redeemed plus accrued and unpaid distributions thereon to the date of payment. However, such holders will not receive such distribution if Citigroup instead distributes on a ratable basis to the holders of the capital securities junior subordinated debt securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the capital securities outstanding at such time. See “— Distribution of the Junior Subordinated Debt Securities.”

If this distribution can be paid only in part because Citigroup Capital has insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by Citigroup Capital on the capital securities shall be paid on a ratable basis. The holders of the common securities will be entitled to receive distributions upon any such liquidation on a ratable basis with the holders of the capital securities. However, if a declaration default has occurred and is continuing, the capital securities will have a preference over the common securities with regard to such distributions.

Pursuant to the declaration, Citigroup Capital will terminate:

(1)	upon the bankruptcy of Citigroup or the holder of the common securities;

(2)	upon (a) the filing of a certificate of dissolution or its equivalent regarding the holder of the common securities or Citigroup, the filing of a certificate of cancellation regarding Citigroup Capital, or the revocation of the charter of the holder of the common securities or Citigroup and (b) the expiration of 90 days after the date of revocation without a reinstatement thereof;

(3)	upon the distribution of junior subordinated debt securities to holders of capital securities;

(4)	upon the entry of a decree of a judicial dissolution of the holder of the common securities, Citigroup or Citigroup Capital;

(5)	upon the redemption of all the trust securities; or

(6)	upon the expiration of the term of Citigroup Capital, which is 60 years.

Declaration Defaults

As described in “Description of the Junior Subordinated Debt Securities — Indenture Defaults,” an “indenture default” is a default under the indenture and also constitutes a “declaration default,” which is an event of default under the declaration relating to the trust securities. A deferral of interest payments on the junior subordinated debt securities made in accordance with the provisions described under “Description of the Junior Subordinated Debt Securities — Option to Extend Interest Payment Period” will not cause an indenture default.

Pursuant to the declaration the holder of the common securities will be deemed to have waived any declaration defaults relating to the common securities until all declaration defaults relating to the capital securities have been cured, waived or otherwise eliminated. Until such declaration defaults relating to the capital securities have been so cured, waived or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the capital securities. Only the holders of the capital securities will have the right to direct the institutional trustee as to matters under the declaration, and therefore the indenture. In the event that any declaration default relating to the capital securities is waived by the holders of the capital securities as provided in the declaration, the holders of common securities pursuant to the declaration have agreed that such waiver also constitutes a waiver of such declaration default relating to the common securities for all purposes under the declaration without any further act, vote or consent of the holders of common securities. See “— Voting Rights.”

If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any holder of capital securities may directly institute a legal proceeding against Citigroup to enforce these rights without first suing the institutional trustee or any other person or entity. If a declaration default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of capital securities may also bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder on or after the respective due date specified in the junior subordinated debt securities (other than in connection with a deferral of interest made in accordance with the provisions described below in “Description of the Junior Subordinated Debt Securities — Option to Extend Interest Payment Period”). Such holder need not first (1) direct the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) sue Citigroup to enforce the institutional trustee’s rights under the junior subordinated debt securities.

In connection with such direct action, Citigroup will be subrogated to the rights of such holder of capital securities under the declaration to the extent of any payment made by Citigroup to such holder of capital securities in such direct action. This means that Citigroup will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Citigroup Capital. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

Upon the occurrence of an indenture event of default, the institutional trustee as the sole holder of the junior subordinated debt securities will have the right under the indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable. Citigroup and Citigroup Capital are each required to file annually with the institutional trustee an officers’ certificate as to its compliance with all conditions and covenants under the declaration.

Voting Rights

Except as described in this prospectus under “Description of Guarantee — Modification of Guarantee; Assignment,” and except as provided under the Statutory Trust Act, the Trust Indenture Act and as otherwise required by law and the declaration, the holders of the capital securities will have no voting rights.

The holders of a majority in aggregate liquidation amount of the capital securities will have the right to direct any proceeding for any remedy available to the institutional trustee so long as the institutional trustee receives the tax opinion discussed below. The holders also will have the right to direct the institutional trustee under the declaration to:

(1)	direct any proceeding for any remedy available to the indenture trustee, or exercise any trust or power conferred on the indenture trustee;

(2)	waive any past indenture event of default that is waivable under Section 5.6 of the indenture;

(3)	exercise any right to rescind or annul an acceleration of the maturity of the junior subordinated debt securities; or

(4)	consent to any amendment, modification or termination of the indenture where such consent is required.

Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the junior subordinated debt securities, or a “super majority,” then only holders of that super majority may direct the institutional trustee to give such consent or take such action. If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any record holder of capital securities may directly sue Citigroup to enforce the institutional trustee’s rights under the junior subordinated debt securities. The record holder does not have to sue the institutional trustee or any other person or entity before enforcing his rights.

The institutional trustee is required to notify all holders of the capital securities of any notice of default received from the indenture trustee. The notice is required to state that the default also constitutes a declaration default. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee will not take any of the actions described in clauses (1), (2), (3) or (4) above unless it receives an opinion of a nationally recognized independent tax counsel to the effect that, as a result of such action, Citigroup Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.

If the consent of the institutional trustee is required under the indenture for any amendment, modification or termination of the indenture, the institutional trustee is required to request the written direction of the holders of the trust securities. Then, the institutional trustee will vote as directed by a majority in liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the indenture would require the consent of a super majority, however, the institutional trustee may only give such consent at the direction of the holders of the same super majority of the holders of the trust securities. The institutional trustee is not required to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained a tax opinion to the effect described above.

A waiver of an indenture default by the institutional trustee at the direction of the holders of the capital securities will constitute a waiver of the corresponding declaration default.

Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for such purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of capital securities a notice of any meeting at which such holders are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken. Each such notice will include a statement setting forth the following information:

•	the date of such meeting or the date by which such action is to be taken;

•	a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

•	instructions for the delivery of proxies or consents.

No vote or consent of the holders of capital securities will be required for Citigroup Capital to redeem and cancel capital securities or distribute junior subordinated debt securities in accordance with the declaration.

Despite the fact that holders of capital securities are entitled to vote or consent under the circumstances described above, any capital securities that are owned at the time by Citigroup or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citigroup, will not be entitled to vote or consent. Instead, these capital securities will be treated as if they were not outstanding.

The procedures by which holders of capital securities may exercise their voting rights are described below. See “— Book-Entry Only Issuance.”

Holders of the capital securities generally will have no rights to appoint, remove or replace the regular trustees. Instead, these trustees may be appointed, removed or replaced solely by Citigroup as the indirect or direct holder of all of the common securities.

Modification of the Declaration

The declaration may be modified and amended if approved by the regular trustees, and in certain circumstances, the institutional trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the regular trustees otherwise propose to effect,

(1)	any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise or

(2)	the dissolution, winding-up or termination of Citigroup Capital other than pursuant to the terms of the declaration,

then the holders of the trust securities voting together as a single class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the trust securities affected thereby. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the capital securities or only the common securities, then only holders of the affected class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of trust securities.

Despite the foregoing, no amendment or modification may be made to the declaration if such amendment or modification would

(1)	cause Citigroup Capital to be classified for United States federal income tax purposes as other than a grantor trust,

(2)	reduce or otherwise adversely affect the powers of the institutional trustee or

(3)	cause Citigroup Capital to be deemed an “investment company” which is required to be registered under the 1940 Act.

Mergers, Consolidations or Amalgamations

Citigroup Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below. Citigroup Capital may, with the consent of the regular trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State, provided that:

(1)	such successor entity either

(a)	expressly assumes all of the obligations of Citigroup Capital under the trust securities or

(b)	substitutes for the capital securities other successor securities having substantially the same terms as the capital securities, so long as the successor securities rank the same as the capital securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

(2)	Citigroup expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee, in its capacity as the holder of the junior subordinated debt securities;

(3)	the capital securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the capital securities are then listed or quoted;

(4)	such merger, consolidation, amalgamation or replacement does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

(5)	such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;

(6)	such successor entity has a purpose identical to that of Citigroup Capital;

(7)	prior to such merger, consolidation, amalgamation or replacement, Citigroup Capital has received an opinion of a nationally recognized independent counsel to Citigroup Capital experienced in such matters to the effect that

(a)	such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;

(b)	following such merger, consolidation, amalgamation or replacement, neither Citigroup Capital nor such successor entity will be required to register as an “investment company” under the 1940 Act; and

(c)	following such merger, consolidation, amalgamation or replacement, Citigroup Capital or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

(8)	Citigroup guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Despite the foregoing, Citigroup Capital will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause Citigroup Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Book-Entry Only Issuance

The capital securities will be book-entry securities when delivered to investors. All book-entry securities will be represented by one or more fully registered global capital securities, without distribution coupons. Each global capital security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these capital securities and will be considered the sole owner of the capital securities for purposes of the declaration.

Purchasers of capital securities may hold interests in the global capital securities either in the United States through DTC, if they are a participant in the DTC system, or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee (“participants”). DTC will maintain accounts showing the capital security holdings of its participants, and these participants will in turn maintain accounts showing the capital security holdings of their customers. Some of these customers may themselves be securities intermediaries holding capital securities for their customers. Thus, each beneficial owner of a book-entry capital security will hold that capital security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

The capital securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the capital securities will generally not be entitled to have the capital securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of capital securities. The book-entry system for holding capital securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge book-entry securities.

In this prospectus, for book-entry capital securities, references to actions taken by capital security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to capital security holders will mean payments and notices of redemption to DTC as the registered holder of the capital securities for distribution to participants in accordance with DTC’s procedures.

A beneficial owner of book-entry securities represented by a global capital security may exchange the securities for definitive (paper) capital securities only if:

(a)	DTC is unwilling or unable to continue as depositary for such global capital security and Citigroup is unable to find a qualified replacement for DTC within 90 days;

(b)	at any time DTC ceases to be a clearing agency registered under the Exchange Act; or

(c)	Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive capital securities in registered form.

Any global capital security that is exchangeable will be exchangeable in whole for definitive capital securities in registered form, with the same terms and of an equal aggregate liquidation amount, in minimum denominations of $25 and whole multiples of $25. Definitive capital securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

Citigroup and the regular trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to Citigroup Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, capital securities certificates are required to be printed and delivered. Additionally, the regular trustees, with the consent of Citigroup, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the capital securities. In that event, certificates for the capital securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Citigroup, Citigroup Capital and the Selling Securityholder believe to be reliable, but neither Citigroup, Citigroup Capital nor the Selling Securityholder takes responsibility for the accuracy thereof.

Information Concerning the Institutional Trustee

Prior to the occurrence of a default relating to the trust securities, the institutional trustee undertakes to perform only such duties as are specifically set forth in the declaration. After a default, the institutional trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The institutional trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of capital securities unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. Despite the foregoing, the holders of capital securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration default.

Paying Agent

In the event that the capital securities do not remain in book-entry only form, the following provisions will apply:

•	the institutional trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

•	registration of transfers of capital securities will be effected without charge by or on behalf of Citigroup Capital, but upon payment, with the giving of such indemnity as Citigroup Capital or Citigroup may require, in respect of any tax or other government charges that may be imposed in relation to it; and

•	Citigroup Capital will not be required to register or cause to be registered the transfer of capital securities after such capital securities have been called for redemption.

Governing Law

The declaration and the capital securities for all purposes will be governed by, and construed in accordance with, the laws of the State of Delaware.

Miscellaneous

The regular trustees are authorized and directed to operate Citigroup Capital in such a way so that Citigroup Capital will not be required to register as an “investment company” under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. Citigroup is authorized and directed to conduct its affairs so that the junior subordinated debt securities will be treated as indebtedness of Citigroup for United States federal income tax purposes. In this connection, Citigroup and the regular trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Citigroup Capital or the certificate of incorporation of Citigroup, that each of Citigroup and the regular trustees determine in their discretion to be necessary or desirable to achieve such ends, as long as such action does not adversely affect the interests of the holders of the capital securities or vary the terms of the capital securities in any material way.

Holders of the capital securities have no preemptive rights.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

Set forth below is a description of the specific terms of the junior subordinated debt securities which Citigroup Capital will receive. The following description is not intended to be complete and is qualified by the indenture, dated as of July 23, 2004, as amended, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and by the Trust Indenture Act. Additionally, wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

Under circumstances discussed more fully below, upon the dissolution of Citigroup Capital, provided that any required regulatory approval is obtained, junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of Citigroup Capital. See “Description of the Capital Securities — Distribution of the Junior Subordinated Debt Securities.”

If the junior subordinated debt securities are distributed to the holders of the capital securities, Citigroup will use its best efforts to have the junior subordinated debt securities listed on the NYSE or on such other exchange on which the capital securities are then listed.

General

The junior subordinated debt securities will be issued as unsecured debt under the indenture and will be limited in aggregate principal amount to $          . This amount is the sum of the aggregate stated liquidation amount of the capital securities and the capital contributed by Citigroup to Citigroup Capital in exchange for the common securities. (Section 3.1)

Citigroup has the right to dissolve Citigroup Capital at any time, subject to prior approval of the Capital Regulator, if required. If Citigroup terminates Citigroup Capital and does not cause the capital securities to be redeemed for cash (subject to the prior approval of the Capital Regulator), Citigroup Capital will redeem the capital securities, after satisfaction of the liabilities of creditors of Citigroup Capital as provided by applicable law, by distributing the junior subordinated debt securities to holders of the capital securities and the common securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of such securities then outstanding.

The entire principal amount of the junior subordinated debt securities will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest (as defined herein) and any additional interest (as defined herein), on October 30, 2040.

If junior subordinated debt securities are distributed to holders of capital securities in liquidation of such holders’ interests in Citigroup Capital, such junior subordinated debt securities will initially be issued in the form of one or more global securities (as described below). As described below under “— Discontinuance of the Depositary’s Services,” junior subordinated debt securities may be issued in certificated form in exchange for a global security. In the event that junior subordinated debt securities are issued in certificated form, such junior subordinated debt securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debt securities issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debt securities. In the event junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at the option of Citigroup by check mailed to the address of the persons entitled thereto. See “— Book-Entry and Settlement.”

Citigroup does not intend to issue the junior subordinated debt securities to anyone other than Citigroup Capital.

There are no covenants or provisions in the indenture that would afford the holders of the junior subordinated debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Citigroup that may adversely affect such holders.

Subordination

The indenture provides that the junior subordinated debt securities are subordinated and junior, both in liquidation and in priority of payment of interest, to the extent specified in the indenture, to all Senior Indebtedness (as defined below) of Citigroup. This means that no payment of principal, including redemption payments, premium, if any, or interest on the junior subordinated debt securities may be made if:

•	any Senior Indebtedness of Citigroup has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or been waived or ceased to exist; or

•	the maturity of any Senior Indebtedness of Citigroup has been accelerated because of a default.

Upon any payment by Citigroup or distribution of assets of Citigroup to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Citigroup must be paid in full before the holders of junior subordinated debt securities are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of Citigroup then outstanding, the rights of the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness of Citigroup to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the junior subordinated debt securities are paid in full.

The term “Senior Indebtedness” means, with respect to Citigroup:

(1)	the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup including, without limitation, (i) all indebtedness (whether now or hereafter outstanding) issued under the senior debt indenture, dated as of March 15, 1987, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, in case as the same has been or may be amended, modified, or supplemented from time to time, and (ii) all indebtedness (whether now or hereafter outstanding) issued under the subordinated debt indenture, dated as of April 12, 2001, between Citigroup and The Bank of New York Mellon, as successor trustee to J.P. Morgan Trust Company, National Association, as the same has been or may be amended, modified or supplemented from time to time;

(2)	all capital lease obligations of Citigroup;

(3)	all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(4)	all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptances, security purchase facilities or similar credit transactions;

(5)	all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

(7)	all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by Citigroup, except that Senior Indebtedness will not include:

(A)	any other indebtedness issued under the indenture;

(B)	all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of October 7, 1996, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as the same has been or may be amended, modified, or supplemented from time to time and (ii) the indenture, dated as of July 30, 2009, between Citigroup and The Bank of New York Mellon, as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively and together with the indenture, the “junior subordinated debt indentures”);

(C)	all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of June 30, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time; (ii) the indenture, dated as of September 15, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as the same has been or may be amended, modified, or supplemented from time to time; and (iii) the indenture, dated as of June 28, 2007, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior junior subordinated debt indentures”);

(D)	any guarantee in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust; and

(E)	any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the junior subordinated debt securities and the issuance of which (x) has received the concurrence or approval of the Federal Reserve or its staff or (y) does not at the time of issuance prevent the junior subordinated debt securities from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve System or any applicable concurrence or approval of the Federal Reserve or its staff.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX, Citigroup Capital XX, Citigroup Capital XXI, Citigroup Capital XXII, Citigroup Capital XXIII, Citigroup Capital XXIV, Citigroup Capital XXV, Citigroup Capital XXXI, Citigroup Capital XXXII and Citigroup Capital XXXIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuances of junior subordinated debt securities under the indenture, the junior subordinated debt indentures or the junior junior subordinated debt indentures.

Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The junior subordinated debt securities will rank pari passu with all of Citigroup’s other junior subordinated debt securities issued in connection with similar offerings of traditional trust preferred securities (approximately $13.0 billion aggregate principal amount as of June 30, 2010), and senior to all of Citigroup’s junior subordinated debt securities issued in connection with offerings of enhanced trust preferred securities (approximately $6.1 billion aggregate principal amount as of June 30, 2010). The junior subordinated debt securities also rank senior to all of Citigroup’s equity securities, including preferred stock.

The indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Citigroup.

Optional Redemption

Citigroup shall have the right to redeem the junior subordinated debt securities, in whole or in part, from time to time, on or after October 30, 2015, or at any time within 90 days after the occurrence of a Tax Event or an Investment Company Event, upon not less than 30 nor more than 60 days’ notice.

In each case, the redemption price will be equal to 100% of the aggregate principal amount of the junior subordinated debt securities being redeemed plus accrued and unpaid interest, including any additional interest (as described below under “— Additional Interest”).

If a partial redemption of the capital securities resulting from a partial redemption of the junior subordinated debt securities would result in the delisting of the capital securities, Citigroup may only redeem the junior subordinated debt securities in whole. (Section 11.2) Under current rules and regulations, Citigroup would need the approval of the Board of Governors of the Federal Reserve System to redeem the junior subordinated debt securities prior to maturity. See “Description of the Capital Securities — Special Event Redemption.”

Interest

The junior subordinated debt securities will bear interest (i) from October   , 2010 to but excluding October 30, 2015 at an annual rate of     %, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on January 30, 2011; and (ii) from and including October 30, 2015 to but excluding October 30, 2040, at an annual rate equal to three-month LIBOR plus     %, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on January 30, 2016. Each date on which interest is payable is called an “interest payment date.” Interest will be paid to the person in whose name such junior subordinated debt security is registered, with limited exceptions, at the close of business on the business day preceding such interest payment date. In the event the junior subordinated debt securities shall not continue to remain in book-entry only form, Citigroup shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the interest payment date.

The amount of interest accruing from and including October   , 2010 to but excluding October 30, 2015 will be computed on the basis of a 360-day year consisting of twelve 30-day months and, from and including October 30, 2015 to but excluding October 30, 2040, will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any interest payment date on or prior to October 30, 2015 is not a business day, then the interest payable on such interest payment date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. In the event that any interest payment date after October 30, 2015 is not a business day, then the interest payable on such interest payment date will be made on the next succeeding day that is a business day, and interest will accrue to but excluding the date interest is paid. However, if such business day is in the next succeeding calendar month, such payment shall be made on, and interest will accrue to but excluding, the immediately preceding business day.

For the purposes of calculating interest accruing on the junior subordinated debt securities from and including October 30, 2015:

“Three-month LIBOR” means, with respect to any quarterly interest period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period, as applicable, commencing on the first day of that quarterly interest period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR determination date for that quarterly interest period, as the case may be. If such rate does not appear on Reuters Screen LIBOR01 Page, three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that quarterly interest period, as applicable, and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with Citigroup), at approximately 11:00 a.m., London time, on the LIBOR determination date for that quarterly interest period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that quarterly interest period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that quarterly interest period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that quarterly interest period, as applicable, for loans in United States dollars to leading European banks for a three-month period, as applicable, commencing on the first day of that quarterly interest period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that quarterly interest period, as applicable, will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the quarterly interest period beginning on October 30, 2015,     %. The establishment of three-month LIBOR for each quarterly interest period, as applicable, by the calculation agent shall (in the absence of manifest error) be final and binding;

“Calculation agent” means The Bank of New York Mellon or any other successor appointed by Citigroup, acting as calculation agent;

“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant quarterly interest period;

“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London; and “Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for United States dollar deposits).

Additional Interest

If at any time Citigroup Capital is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, then Citigroup will be required to pay additional interest on the junior subordinated debt securities. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by Citigroup Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Citigroup Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that Citigroup Capital will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

Option to Extend Interest Payment Period

Citigroup can defer interest payments by extending the interest payment period for a period not exceeding five years. However, no extension period may extend beyond the maturity or earlier redemption of the junior subordinated debt securities. At the end of any extension period, Citigroup will pay all interest then accrued and unpaid, including any additional interest as described under “— Additional Interest” above, together with interest thereon compounded on each subsequent interest payment date at the rate specified for the junior subordinated debt securities to the extent permitted by applicable law. An extension period begins on the first interest payment date on which interest has been deferred and terminates on the first day thereafter on which all amounts deferred, including accrued interest thereon, have been repaid.

Prior to the termination of any extension period, Citigroup may further defer payments of interest by extending such extension period. Such extension period, including all such previous and further extensions, however, may not exceed five years. No extension period may extend beyond the maturity or earlier redemption of the junior subordinated debt securities. Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period, if consistent with the terms set forth in this section. No interest during an extension period, except at the end of such period, shall be due and payable. However, Citigroup has the right to prepay accrued interest during an extension period.

Citigroup has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities. If the institutional trustee is the sole holder of the junior subordinated debt securities, Citigroup will give the regular trustees and the institutional trustee notice of its selection of an extension period one business day prior to the earlier of

(1)	the date distributions on the capital securities would be payable, if not for such extension period, or

(2)	the date the regular trustees are required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the capital securities of the record date or the date such distributions would be payable, if not for such extension period.

The regular trustees will give notice of Citigroup’s selection of such extension period to the holders of the capital securities. If the institutional trustee is not the sole holder of the junior subordinated debt securities, Citigroup will give the holders of the junior subordinated debt securities notice of its selection of such extension period ten business days prior to the earlier of

(1)	the next succeeding interest payment date or

(2)	the date upon which Citigroup is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the junior subordinated debt securities of the record or payment date of such related interest payment. (Sections 13.1 and 13.2)

Restrictions Applicable During an Extension Period and Certain Other Circumstances

If

(1)	there shall have occurred and be continuing a default under the indenture;

(2)	Citigroup shall be in default relating to its payment or other obligations under the guarantee; or

(3)	Citigroup shall have given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then

(a)	Citigroup and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Citigroup’s capital stock or make any guarantee payment with respect thereto other than:

•	purchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of common stock of Citigroup pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of Citigroup’s capital stock for any other class or series of Citigroup’s capital stock;

•	the purchase of fractional interests in shares of Citigroup’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchase of Citigroup’s capital stock in connection with the distribution thereof; and

(b)	Citigroup and its subsidiaries shall not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities or guarantees issued by Citigroup that rank equally with or junior to the junior subordinated debt securities, other than pro rata payments of accrued and unpaid interest on the junior subordinated debt securities and any other debt securities or guarantees issued by Citigroup that rank equally with the junior subordinated debt securities, except and to the extent the terms of any such debt securities would prohibit Citigroup from making such pro rata payment.

These restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid.

Indenture Events of Default

The indenture provides that the following are events of default relating to the junior subordinated debt securities:

(1)	failure to pay in full interest accrued on any junior subordinated debt security upon the conclusion of a period consisting of five years following the commencement of any extension period and continuance of such failure to pay for a period of 30 days; or

(2)	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Citigroup.

If any indenture event of default shall occur and be continuing, the institutional trustee, as the holder of the junior subordinated debt securities, will have the right to declare the principal of and the interest on the junior subordinated debt securities, including any compound interest and any additional interest, and any other amounts payable under the indenture to be immediately due and payable. The institutional trustee may also enforce its other rights as a creditor relating to the junior subordinated debt securities. (Section 5.2)

Indenture Defaults

The indenture provides that the following are defaults relating to the junior subordinated debt securities:

(1)	an indenture event of default;

(2)	a default in the payment of the principal of, or premium, if any, on, any junior subordinated debt security at its maturity;

(3)	a default for 30 days in the payment of any installment of interest on any junior subordinated debt security when such is due (taking into account any extension period);

(4)	a default for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debt securities; and

(5)	Citigroup Capital shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with certain events including (i) the distribution of the junior subordinated debt securities to holders of the capital securities in liquidation or redemption of their interests in Citigroup Capital upon a Special Event, (ii) the redemption of all of the outstanding capital securities or (iii) certain mergers, consolidations or amalgamations of Citigroup Capital.

Any deferral of interest on the junior subordinated debt securities made in accordance with the provisions described above in “— Option to Extend Interest Payment Period” will not constitute a default under the indenture for the junior subordinated debt securities. (Section 5.7)

There is no right of acceleration with respect to indenture defaults, except for indenture defaults that are indenture events of default. An indenture default also constitutes a declaration default. The holders of capital securities in limited circumstances have the right to direct the institutional trustee to exercise its rights as the holder of the junior subordinated debt securities. See “Description of the Capital Securities — Declaration Defaults” and “— Voting Rights.”

If a declaration default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities when such interest or principal is payable (other than in connection with a deferral of interest as described above), Citigroup acknowledges that, in such event, a holder of capital securities may sue for payment on or after the respective due date specified in the junior subordinated debt securities. Citigroup may not amend the declaration to remove this right to bring a direct action without the prior written consent of all of the holders of capital securities of Citigroup Capital. Despite any payment made to such holder of capital securities by Citigroup in connection with a direct action, Citigroup shall remain obligated to pay the principal of or interest on the junior subordinated debt securities held by Citigroup Capital or the institutional trustee of Citigroup Capital. Citigroup shall be subrogated to the rights of the holder of such capital securities relating to payments on the capital securities to the extent of any payments made by Citigroup to such holder in any direct action. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

The indenture trustee may withhold notice to the holders of the junior subordinated debt securities of any default with respect thereto, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of such holders. (Section 6.2)

Modifications and Amendments

Modifications and amendments to the indenture through a supplemental indenture may be made by Citigroup and the indenture trustee with the consent of the holders of a majority in principal amount of the junior subordinated debt securities at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debt security affected thereby:

(1)	modify the terms of payment of principal, premium, if any, or interest on such junior subordinated debt securities; or

(2)	reduce the percentage of holders of junior subordinated debt securities necessary to modify or amend the indenture or waive compliance by Citigroup with any covenant or past default.

If the junior subordinated debt securities are held by Citigroup Capital or a trustee of Citigroup Capital, such supplemental indenture shall not be effective until the holders of a majority in liquidation preference of trust securities of Citigroup Capital shall have consented to such supplemental indenture. If the consent of the holder of each outstanding junior subordinated debt security is required, such supplemental indenture shall not be effective until each holder of the trust securities of Citigroup Capital shall have consented to such supplemental indenture. (Section 9.2)

Discharge and Defeasance

Citigroup may discharge most of its obligations under the indenture to holders of the junior subordinated debt securities if such junior subordinated debt securities either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. Citigroup discharges its obligations by depositing with the indenture trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest on all outstanding junior subordinated debt securities and to make any mandatory scheduled installment payments thereon when due. (Section 4.1)

Citigroup, at its option:

(1)	will be released from any and all obligations in respect of the junior subordinated debt securities, which is known as “defeasance and discharge”; or

(2)	need not comply with certain covenants specified herein regarding the junior subordinated debt securities, which is known as “covenant defeasance.”

If Citigroup exercises its covenant defeasance option, the failure to comply with any defeased covenant and any default in the applicable supplemental indenture will no longer be a default under the indenture.

To exercise either its defeasance and discharge or covenant defeasance option, Citigroup must

(1)	deposit with the indenture trustee, in trust, cash or U.S. government obligations in an amount sufficient to pay all the principal of and premium, if any, and any interest on the junior subordinated debt securities when such payments are due; and

(2)	deliver an opinion of counsel, which, in the case of a defeasance and discharge, must be based upon a ruling or administrative pronouncement of the Internal Revenue Service (the “IRS”), to the effect that the holders of the junior subordinated debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be required to pay U.S. federal income tax in the same manner as if such defeasance had not occurred. (Sections 4.2, 4.3 and 4.4).

When there is a defeasance and discharge, the indenture will no longer govern the junior subordinated debt securities, Citigroup will no longer be liable for payment and the holders of such junior subordinated debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated for payments when due if the deposited funds are not sufficient to pay the holders.

The obligations under the indenture to pay all expenses of Citigroup Capital, to register the transfer or exchange of junior subordinated debt securities, to replace mutilated, defaced, destroyed, lost or stolen junior subordinated debt securities, and to maintain paying agents and hold monies for payment in trust will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance option.

Concerning the Indenture Trustee

The indenture trustee has extended substantial credit facilities, the borrowings under which constitute Senior Indebtedness, to Citigroup. Citigroup and certain of its subsidiaries also maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the indenture trustee in the ordinary course of business.

Consolidation, Merger and Sale of Assets

The indenture provides that Citigroup will not consolidate or merge with another corporation or convey, transfer or lease its assets substantially as an entirety unless:

•	the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all junior subordinated debt securities issued thereunder and the performance of every other covenant of the indenture on the part of Citigroup; and

•	immediately thereafter no default and no event which, after notice or lapse of time, or both, would become a default, shall have happened and be continuing.

Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Citigroup under the indenture. Thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the junior subordinated debt securities. (Sections 8.1 and 8.2)

Book-Entry and Settlement

If distributed to holders of capital securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Citigroup Capital, the junior subordinated debt securities will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a “global security.” Except under the limited circumstances described below under “— Discontinuance of the Depositary’s Services,” junior subordinated debt securities represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debt securities in definitive form. The global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in a global security.

Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of junior subordinated debt securities in definitive form and will not be considered the holders, as defined in the indenture, of the global security for any purpose under the indenture. A global security representing junior subordinated debt securities is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

The Depositary

If junior subordinated debt securities are distributed to holders of capital securities in liquidation of such holders’ interests in Citigroup Capital, DTC will act as securities depositary for the junior subordinated debt securities. As of the date of this prospectus, the description in this prospectus of DTC’s book-entry system and DTC’s practices as they relate to purchases, transfers, notices and payments relating to the capital securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. Citigroup may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see “Description of the Capital Securities — Book-Entry Only Issuance.”

None of Citigroup, Citigroup Capital, the indenture trustee, any paying agent and any other agent of Citigroup will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Discontinuance of the Depositary’s Services

A global security shall be exchangeable for junior subordinated debt securities registered in the names of persons other than the depositary or its nominee only if:

•	the depositary notifies Citigroup that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed;

•	the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed; or

•	Citigroup, in its sole discretion, determines that such global security shall be so exchangeable.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debt securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

Certain Covenants

So long as the trust securities remain outstanding, Citigroup will covenant to:

•	directly or indirectly maintain 100% ownership of the common securities of Citigroup Capital, unless a permitted successor of Citigroup succeeds to its ownership of the common securities;

•	not voluntarily dissolve, wind-up or terminate Citigroup Capital, except in connection with certain events including

(a)	a distribution of junior subordinated debt securities or

(b)	mergers, consolidations or amalgamations permitted by the declaration;

•	timely perform its duties as sponsor of Citigroup Capital; and

•	use its reasonable efforts to cause Citigroup Capital to

(a)	remain a statutory trust, except in connection with certain events including the distribution of junior subordinated debt securities to the holders of trust securities in liquidation of Citigroup Capital, the redemption of all of the trust securities of Citigroup Capital, or mergers, consolidations or amalgamations, each as permitted by the declaration of Citigroup Capital, and

(b)	otherwise continue to be classified as a grantor trust for United States federal income tax purposes. (Section 10.5)

Miscellaneous

The indenture provides that Citigroup will pay all fees and expenses related to:

•	the offering of the trust securities and the junior subordinated debt securities;

•	the organization, maintenance and dissolution of Citigroup Capital;

•	the retention of the regular trustees; and

•	the enforcement by the institutional trustee of the rights of the holders of the capital securities.

DESCRIPTION OF GUARANTEE

Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Citigroup for the benefit of the holders of capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Mellon will act as the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The summary is not intended to be complete and is qualified in all respects by the provisions of the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the capital securities.

General

Pursuant to and to the extent set forth in the guarantee, Citigroup will irrevocably and unconditionally agree to pay in full to the holders of the capital securities, except to the extent paid by Citigroup Capital, as and when due, regardless of any defense, right of set-off or counterclaim that Citigroup Capital may have or assert, the following payments, which are referred to as “guarantee payments,” without duplication:

•	any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent Citigroup Capital has funds available for such distributions;

•	the redemption price per capital security described in this prospectus, to the extent Citigroup Capital has funds available for such redemptions, relating to any capital securities called for redemption by Citigroup Capital; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of Citigroup Capital, other than in connection with the distribution of junior subordinated debt securities to the holders of capital securities or the redemption of all of the capital securities, the lesser of

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, or

•	the amount of assets of Citigroup Capital remaining for distribution to holders of the capital securities in liquidation of Citigroup Capital.

Citigroup’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Citigroup to the holders of capital securities or by causing Citigroup Capital to pay such amounts to such holders.

The guarantee will not apply to any payment of distributions or redemption price, or to payments upon the dissolution, winding-up or termination of Citigroup Capital, except to the extent Citigroup Capital has funds available for such payments. If Citigroup does not make interest payments on the junior subordinated debt securities, Citigroup Capital will not pay distributions on the capital securities and will not have funds available for such payments. The guarantee, when taken together with Citigroup’s obligations under the junior subordinated debt securities, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of Citigroup Capital, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by Citigroup of payments due on the capital securities. Citigroup’s obligations in respect of the guarantee will be subordinated in right of payment to Senior Indebtedness of Citigroup to the same extent that the junior subordinated debt securities are subordinated to Senior Indebtedness of Citigroup. See “Description of the Junior Subordinated Debt Securities.”

Important Covenants of Citigroup

In the guarantee, Citigroup will covenant that, so long as any capital securities remain outstanding, if there shall have occurred any event that would constitute an event of default under such guarantee or a default under the declaration, then:

•	Citigroup and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Citigroup’s capital stock or make any guarantee payment with respect thereto other than

(1)	purchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(2)	purchases of shares of common stock of Citigroup pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the extension period, including under a contractually binding stock repurchase plan;

(3)	as a result of an exchange or conversion of any class or series of Citigroup’s capital stock for any other class or series of Citigroup’s capital stock;

(4)	the purchase of fractional interests in shares of Citigroup’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

(5)	purchase of Citigroup’s capital stock in connection with the distribution thereof; and

•	Citigroup and its subsidiaries shall not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities, other than pro rata payments of accrued and unpaid interest on the junior subordinated debt securities and any other debt securities or guarantees issued by Citigroup that rank equally with the junior subordinated debt securities, except and to the extent the terms of any such debt securities would prohibit Citigroup from making such pro rata payment.

The above restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid.

Modification of Guarantee; Assignment

The guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding capital securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of capital securities. All guarantees and agreements contained in the guarantee shall bind the successors, assignees, receivers, trustees and representatives of Citigroup and shall inure to the benefit of the holders of the capital securities then outstanding.

Events of Default

An event of default under the guarantee will occur upon the failure of Citigroup to perform any of its payment or other obligations required by the guarantee. The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

If the guarantee trustee fails to enforce its rights under the guarantee, any holder of capital securities may directly sue Citigroup to enforce the guarantee trustee’s rights under the guarantee without first suing Citigroup Capital, the guarantee trustee or any other person or entity. A holder of capital securities may also directly sue Citigroup to enforce such holder’s right to receive payment under the guarantee without first (1) directing the guarantee trustee to enforce the terms of the guarantee or (2) suing Citigroup Capital or any other person or entity.

Citigroup will be required to provide to the guarantee trustee such documents, reports and information as required by the Trust Indenture Act.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default relating to the guarantee, the guarantee trustee undertakes to perform only such duties as are specifically set forth in the guarantee. After such default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

The guarantee will terminate as to the capital securities upon the occurrence of certain events including full payment of the redemption price of all capital securities, upon distribution of the junior subordinated debt securities to the holders of the capital securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of Citigroup Capital. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Status of the Guarantee

The guarantee will constitute an unsecured obligation of Citigroup and will rank:

•	junior in right of payment to all Senior Indebtedness of Citigroup to the extent provided in the indenture; and

•	equally with all other trust preferred security guarantees that Citigroup issues.

The terms of the capital securities provide that each holder of capital securities by acceptance of such securities agrees to the subordination provisions and other terms of the guarantee.

The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may directly sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.

Governing Law

The guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE
JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

As set forth in the declaration, the sole purpose of Citigroup Capital is to issue the trust securities and to invest the proceeds from such issuance in the junior subordinated debt securities.

As long as payments of interest and other payments are made when due on the junior subordinated debt securities, such payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

•	the aggregate principal amount of junior subordinated debt securities will be equal to the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the capital securities;

•	under the indenture, Citigroup will pay, and Citigroup Capital will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of Citigroup Capital other than those relating to the trust securities; and

•	the declaration further provides that the regular trustees may not cause or permit Citigroup Capital to engage in any activity that is not consistent with the purposes of Citigroup Capital.

Payments of distributions, to the extent there are available funds, and other payments due on the capital securities, to the extent there are available funds, are guaranteed by Citigroup to the extent described in this prospectus. If Citigroup does not make interest payments on the junior subordinated debt securities, Citigroup Capital will not have sufficient funds to pay distributions on the capital securities. The guarantee is a subordinated guarantee in relation to the capital securities. The guarantee does not apply to any payment of distributions unless and until Citigroup Capital has sufficient funds for the payment of such distributions. See “Description of Guarantee.”

The guarantee covers the payment of distributions and other payments on the capital securities only if and to the extent that Citigroup has made a payment of interest or principal or other payments on the junior subordinated debt securities. The guarantee, when taken together with Citigroup’s obligations under the junior subordinated debt securities and the indenture and its obligations under the declaration, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the capital securities.

If Citigroup fails to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the declaration allows the holders of the capital securities to direct the institutional trustee to enforce its rights under the junior subordinated debt securities. If the institutional trustee fails to enforce these rights, any holder of capital securities may directly sue Citigroup to enforce such rights without first suing the institutional trustee or any other person or entity. See “Description of the Capital Securities — Declaration Defaults” and “— Voting Rights.” Although various events may constitute defaults under the indenture, a default that is not an “event of default” will not trigger the acceleration of principal and interest on the junior subordinated debt securities. Such acceleration of principal and interest will occur only upon Citigroup’s failure to pay in full all interest accrued upon the conclusion of an extension period of five years or as a result of specified events of bankruptcy, insolvency, or reorganization of Citigroup. See “Description of the Junior Subordinated Debt Securities — Indenture Events of Default.”

A holder of capital securities may institute a direct action if a declaration default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable. A direct action may be brought without first (1) directing the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) suing Citigroup to enforce the institutional trustee’s rights under the junior subordinated debt securities. In connection with such direct action, Citigroup will be subrogated to the rights of such holder of capital securities under the declaration to the extent of any payment made by Citigroup to such holder of capital securities. Consequently, Citigroup will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Citigroup Capital.

Citigroup acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the capital securities. If Citigroup fails to make payments under the guarantee, the guarantee allows the holders of the capital securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of capital securities may directly sue Citigroup to enforce the guarantee trustee’s rights under the guarantee. Such holder need not first sue Citigroup Capital, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue Citigroup to enforce such holder’s right to receive payment under the guarantee. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the guarantee or (2) sue Citigroup Capital or any other person or entity.

Citigroup and Citigroup Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Citigroup of payments due on the capital securities. See “Description of Guarantee — General.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of United States federal income tax consequences of the purchase, ownership and disposition of capital securities. The summary is based on:

•	laws;

•	regulations;

•	rulings; and

•	decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with a beneficial owner of capital securities that purchases the capital securities in this offering at the initial offering price and who will hold the capital securities as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of capital securities. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	entities that are treated for United States federal income tax purposes as partnerships or other passthrough entities;

•	controlled foreign corporations;

•	dealers in securities or currencies;

•	persons that will hold the capital securities as a hedge or in order to hedge against currency risk or as a part of an integrated investment, including a straddle or conversion transaction, comprised of a capital security and one or more other positions; or

•	United States holders (as defined below) that have a functional currency other than the U.S. dollar.

As used in this summary, a “United States holder” is a beneficial owner of capital securities who is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, if United States federal income taxation is applicable to the income of such estate regardless of the income’s source; or

•	a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

As used in this summary, the term “non-United States holder” means a beneficial owner of capital securities who is not a United States holder and the term “United States” means the United States of America, including the fifty states and the District of Columbia, but excluding its territories and possessions.

Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debt Securities

In connection with the issuance of the junior subordinated debt securities, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Citigroup and Citigroup Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and conditions contained in such opinion, while there is no authority directly on point and the issue is not free from doubt, the junior subordinated debt securities held by Citigroup Capital will be classified for United States federal income tax purposes as indebtedness of Citigroup.

Classification of Citigroup Capital

In connection with the issuance of the capital securities, Skadden, Arps, Slate, Meagher & Flom LLP will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, Citigroup Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated debt securities. Each United States holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those junior subordinated debt securities.

United States Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Citigroup believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, Citigroup believes that, although the matter is not free from doubt, the junior subordinated debt securities will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States holder of capital securities should include in gross income such United States holder’s allocable share of interest on the junior subordinated debt securities in accordance with such United States holder’s method of tax accounting.

Under the regulations, if the option to defer any payment of interest was determined not to be “remote,” or if Citigroup exercised such option, the junior subordinated debt securities would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the junior subordinated debt securities should thereafter be treated as OID as long as the junior subordinated debt securities remained outstanding. In such event, all of a United States holder’s taxable interest income relating to the junior subordinated debt securities would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such United States holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a United States holder of capital securities would be required to include in gross income OID even though Citigroup would not make any actual cash payments during an extension period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury regulations as they may be applied to an instrument such as the junior subordinated debt securities, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Because income on the capital securities will constitute interest or OID, corporate holders of capital securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the capital securities, and individual holders will not be entitled to a lower income tax rate in respect of certain dividends, relating to any income recognized relating to the capital securities.

Receipt of Junior Subordinated Debt Securities or Cash Upon Liquidation of Citigroup Capital

Under the circumstances described in this prospectus, junior subordinated debt securities may be distributed to holders in exchange for capital securities upon the liquidation of Citigroup Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the junior subordinated debt securities equal to such holder’s aggregate tax basis in its capital securities. A United States holder’s holding period in the junior subordinated debt securities received in liquidation of Citigroup Capital would include the period during which the capital securities were held by such holder. See “Description of the Capital Securities — Distribution of the Junior Subordinated Debt Securities.”

Under the circumstances described in this prospectus, the junior subordinated debt securities may be redeemed by Citigroup for cash and the proceeds of such redemption distributed by Citigroup Capital to holders in redemption of their capital securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States holder could recognize gain or loss as if it had sold such redeemed capital securities for cash. See “Description of the Capital Securities — Special Event Redemption” and “— Sale Exchange, or Other Disposition of Capital Securities” below.

Sale, Exchange, or Other Disposition of Capital Securities

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a capital security, a United States holder will be considered to have disposed of all or part of its ratable share of the junior subordinated debt securities. Such United States holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the disposition of such capital securities. Assuming that Citigroup does not exercise its option to defer payment of interest on the junior subordinated debt securities and that the junior subordinated debt securities are not deemed to be issued with OID, a United States holder’s adjusted tax basis in the capital securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with OID, a United States holder’s tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in such United States holder’s gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the junior subordinated debt securities were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to such United States holder’s ratable share of the junior subordinated debt securities required to be included in income, and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year.

Should Citigroup exercise its option to defer payment of interest on the junior subordinated debt securities, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated debt securities. In the event of such a deferral, a United States holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debt securities to the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying junior subordinated debt securities deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, such holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income in the case of United States holders that are corporations for United States federal income tax purposes, and can only offset a limited amount (generally $3,000) of ordinary income in the case of all other United States holders.

Under Treasury regulations that address “reportable transactions,” a United States holder that recognizes a loss that meets certain threshold amounts upon the disposition of a capital security may be required to disclose the loss-generating transaction to the IRS. You should consult your tax advisor concerning any possible disclosure obligation with respect to your disposition of the capital securities.

Information Reporting and Backup Withholding

Generally, income on the capital securities will be reported to the IRS and to holders on Forms 1099-INT, which forms should be mailed to holders of capital securities by January 31 following each calendar year of payment. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the capital securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to a payment on a capital security to a non-United States holder, provided that,

(1)	the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

(3)	neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of the capital security is a United States holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a capital security.

Despite the above, if a non-United States holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States holder maintains a permanent establishment within the United States) and the interest on the capital securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax.

Any gain realized on the disposition of a capital security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a capital security to a non-United States holder, or to proceeds from the disposition of a capital security by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a capital security is not held through a qualified intermediary, the amount of payments made on such capital security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the capital securities of Citigroup Capital. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”) from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

The U.S. Department of Labor has issued a regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests are deemed to be plan assets (as modified by Section 3(42) of ERISA, the “Plan Asset Regulation”). Under the Plan Asset Regulation, for purposes of ERISA and Section 4975 of the Code, the assets of Citigroup Capital would be deemed to be “plan assets” of a plan whose assets were used to purchase capital securities of Citigroup Capital if the capital securities of Citigroup Capital were considered to be equity interests in Citigroup Capital and no exception to plan asset status were applicable under such regulation.

The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, capital securities of Citigroup Capital offered hereby would likely be treated as “equity interests” for purposes of the Plan Asset Regulation. One exception to plan asset status under the Plan Asset Regulation applies to a class of “equity” interests that are (i) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other), (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and such class is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred (the “Publicly Offered Securities Exception”). Although no assurances can be given, the underwriters believe that the Publicly Offered Securities Exception will be applicable to the capital securities of Citigroup Capital offered hereby.

If, however, the assets of Citigroup Capital were deemed to be plan assets of plans that are holders of the capital securities of Citigroup Capital, a plan’s investment in the capital securities of Citigroup Capital might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by a fiduciary investing in capital securities of Citigroup Capital. Also, Citigroup might be considered a “party in interest” or “disqualified person” relating to plans whose assets were used to purchase capital securities of Citigroup Capital. If this were the case, an investment in capital securities of Citigroup Capital by a plan might constitute, or in the course of the operation of Citigroup Capital give rise to, one or more prohibited transactions under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to Citigroup would be considered to occur under ERISA and the Code.

In addition, Citigroup might be considered a “party in interest” or “disqualified person” for certain plans for reasons unrelated to the operation of Citigroup Capital, e.g., because of the provision of services by Citigroup or its affiliates to the plan. A purchase of capital securities of Citigroup Capital by any such plan would be likely to result in a prohibited extension of credit to Citigroup, without regard to whether the assets of Citigroup Capital constituted plan assets.

Accordingly, the capital securities of Citigroup Capital may be not purchased, held or disposed by any plan or any person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Any purchaser of the capital securities of Citigroup Capital or any interest therein will also be deemed to have represented and warranted to Citigroup Capital on each day from and including the date of its purchase of such capital securities through and including the date of disposition of such capital securities that either

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of the capital securities are not and will not be prohibited because they are exempted by Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I or ERISA or Section 4975 of the Code and its purchase, holding and disposition of capital securities are not otherwise prohibited.

The discussion set forth above is general in nature and is not intended to be complete. Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of capital securities of Citigroup Capital with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of capital securities of Citigroup Capital and the availability of exemptive relief under the class exemptions listed above. The sale of the capital securities of Citigroup Capital to a plan is in no respect a representation by Citigroup Capital or the underwriters that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

UNDERWRITING

The terms and conditions set forth in the underwriting agreement dated          , 2010 govern the sale and purchase of the capital securities. Each underwriter named below has severally agreed to purchase from the Selling Securityholder, and the Selling Securityholder has agreed to sell to such underwriter, the number of capital securities set forth opposite the name of each underwriter.

Number of
Capital
Underwriters	Securities

Banc of America Securities LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC
TOTAL

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the capital securities are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the capital securities if any are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup Capital and Citigroup, to indemnification by Citigroup against liabilities relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Selling Securityholder, Citigroup Capital and Citigroup and affiliates of the Selling Securityholder, Citigroup Capital and Citigroup in the ordinary course of business.

Citigroup Capital and Citigroup have agreed, during the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the capital securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities, including any backup undertakings of such preferred stock or other securities, of Citigroup or of Citigroup Capital, in each case that are substantially similar to the capital securities, or any securities convertible into or exchangeable for the capital securities or such substantially similar securities of either Citigroup Capital or Citigroup, except (i) securities in the offering, (ii) securities currently held by the Federal Insurance Deposit Corporation or (iii) with the prior written consent of Banc of America Securities LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC.

The following table summarizes the commissions to be paid by Citigroup to the underwriters:

Per Capital
	Security		Total

Public offering price	$		$
Underwriting commissions to be paid by Citigroup Inc.(1)		$(2)		$(2)
Proceeds to the Selling Securityholder(3)	$		$

(1)	Citigroup has agreed to pay all discounts, underwriting commissions, transfer taxes and transaction fees, if any, applicable to the sale of the capital securities and fees and disbursements of counsel for the Selling Securityholder incurred in connection with the sale.

(2)	Underwriting commissions of $ per capital security, or $ for all capital securities, will be paid by Citigroup Inc.; except that for sales to certain institutions, the commissions will be $ per capital security.

(3)	Without deduction of any commissions.

Citigroup estimates that its total expenses for the offering, excluding underwriting commissions, will be approximately $      .

The underwriters propose to offer the capital securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may also offer the capital securities to dealers at a price that represents a concession not in excess of $      per capital security; provided, however, that such concession for sales to certain institutions will not be in excess of $      per capital security. The underwriters may allow, and such dealers may reallow, a concession not in excess of $      per capital security to brokers and dealers. After the capital securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

Application will be made to list the capital securities on the NYSE. If approved for listing, Citigroup and the Selling Securityholder expect the capital securities will begin trading on the NYSE within 30 days after they are delivered to investors.

If any broker-dealer subsidiary of Citigroup or affiliate of such subsidiary makes an offering of the capital securities, such offering will be conducted pursuant to any applicable sections of Conduct Rule 2310 of the Financial Industry Regulatory Authority. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

Delivery of the capital securities is expected to be made against payment therefor on or about October   , 2010.

In connection with this offering and in accordance with applicable law and industry practice, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the capital securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when capital securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. The underwriters are not required to engage in any of these activities, or continue such activities if commenced.

This prospectus may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the capital securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup’s broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup’s broker-dealer subsidiaries have any obligation to make a market in any of the capital securities and may discontinue any market-making activities at any time without notice, at their sole discretion.

The underwriters have agreed that they will not offer, sell or deliver any of the capital securities, directly or indirectly, or distribute this prospectus or any other offering material relating to the capital securities, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on the Selling Securityholder or Citigroup, except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of capital securities described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the capital securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of capital securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the capital securities have not authorized and do not authorize the making of any offer of capital securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the capital securities as contemplated in this prospectus. Accordingly, no purchaser of the capital securities, other than the underwriters, is authorized to make any further offer of the capital securities on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the capital securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The capital securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the capital securities has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the capital securities to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The capital securities may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The capital securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the capital securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to capital securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The capital securities offered in this prospectus have not been registered under the Financial Instruments and Exchange Law of Japan. The capital securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the capital securities may not be circulated or distributed, nor may the capital securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the capital securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the capital securities pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will act as legal counsel to Citigroup. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP, has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG audits and reports on consolidated financial statements of Citigroup at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority. The report of KPMG LLP on the consolidated financial statements refers to changes in 2009 in Citigroup Inc.’s methods of accounting for other-than-temporary impairments on investment securities, business combinations, noncontrolling interests in subsidiaries, and earnings per share.

           Capital Securities
Citigroup Capital XIII

     % Fixed Rate/Floating Rate Trust Preferred Securities (TruPS®)
$25 Liquidation Amount
Guaranteed to the extent set forth herein by
Citigroup Inc.

PROSPECTUS

          , 2010

Citi
Global Coordinator

BofA Merrill Lynch UBS Investment Bank	J.P. Morgan	Morgan Stanley Wells Fargo Securities